Exhibit 10.3
General Intellectual Property and Proprietary Rights (Other Than Trademark Rights) License
Of The Test Drive Franchise
November 8, 2007
The following terms and conditions establish the agreement (the “License”) between Infogrames Entertainment S.A. (“Licensee”) and Atari, Inc. (“Licensor”) with respect to the Franchise (as defined below) until such time as superseded by the long-form agreement with respect to the subject matter hereof that is contemplated by the parties.

1. Franchise:	“Franchise” collectively shall mean the series of interactive computer and video games known as “Test Drive” and “Test Drive Unlimited” (including, but not limited to, all written expressions of the Licensor-published retail and other versions of such games, expansion packs, add-on products, and manuals, including, without limitation, as the foregoing are set forth on Exhibit A hereto (the Catalogue Titles”), subject to any license limitations or restrictions thereon (which shall be handled in accordance with Section 7 of this License), and all intellectual property and proprietary rights owned or controlled by Licensor therein, including, without limitation, all programmers’ notes and development tools used to develop any such games, source code and object code of such games, copyrights, moral rights, inventions, patents, patent applications, trade secrets, design rights, domain names, logos, trademarks, service marks, and trade names owned or controlled by Licensor, and specifically including, but not limited to, those rights and elements (trademark registrations and applications, copyright registrations and applications, and domain names,) which are listed on Exhibit A1 hereto. Exhibit A includes Exhibit A1 and Exhibit A2. Exhibit A1 includes all of the elements of the Franchise that are owned or controlled by Licensor. All of the elements of the Franchise not owned or controlled by Licensor are listed in Exhibit A2.

2. Licensed Products:	The products set forth in Exhibit B hereto

3. Territory:	Worldwide

4. Effective Date:	November 8, 2007

5. Term:	“Term” shall mean the seven (7) year period commencing on the Effective Date. Licensee’s rights are exclusive during the Term. Upon the expiration or earlier termination of the Term, Licensee shall have a non-exclusive, six (6) month sell-off period. Notwithstanding the fact that Licensee’s rights are exclusive during the Term, commencing on the sixth (6th) anniversary of the Effective Date, Licensor may meet with third parties that desire to exploit Licensed Products incorporating, based on, or otherwise derived from any element(s) of the Franchise and grant such third parties licenses therein; provided that Licensor shall not grant any such third parties a right or license to publish, promote, market, advertise, distribute, and otherwise exploit (other than the right to develop or manufacture) Licensed Products incorporating, based on, or otherwise derived from any element(s) of the Franchise prior to the expiration or earlier termination of the Term. Notwithstanding the foregoing, commencing on the sixth (6th) anniversary of the Effective Date, Licensor may take all other actions necessary to be in a position to publish, promote, market, advertise, distribute, and otherwise exploit the Franchise upon the expiration or earlier termination of the Term provided that all such actions must be conducted on a confidential, non-public basis and kept out of the public domain.

6. Nature of license:	Exclusive

7. License	Subject to receipt by Licensor of the Royalty Advance described below, and subject to the exceptions and restrictions expressly set forth in this License, Licensor hereby grants to Licensee the exclusive (even as to Licensor) right and license, under Licensor’s intellectual and proprietary rights other than Licensor’s trademark rights, to create, develop, produce, publish, promote, market, advertise, manufacture, distribute, and otherwise exploit, during the Term, Licensed Products incorporating, based on, or otherwise derived from any element(s) of the Franchise. With respect to any third-party properties included in games or otherwise that are part of the Franchise (including, by way of illustration but not limited to, vehicle names and likenesses, music, actor name and likenesses, and third party software tools) that are listed on Exhibit A2, Licensee acknowledges that such properties are not part of the license grant hereunder. Licensor shall transfer or sublicense all licenses executed with such third parties which are transferable or sublicensable provided that any such transfer or sublicense does not impair Licensor’s ability to publish any of the Catalog Titles. However, Licensor shall not object to or prevent Licensee from licensing such materials from any such third parties (including, but not limited to, the waiving of exclusivity rights, if any) and shall, at Licensee’s request, offer reasonable assistance in facilitating any such third party licensing (including, but not limited to, offering introductions, contacts, and copies of third party contracts where not prohibited by confidentiality provisions). Additionally, Licensor shall provide a copy of any other documentation, including, but not limited to, relevant correspondences and file memorandums, bills, notices of breaches, disputes, that are material to the License in order to inform Licensee of the status of such contractual relationships between Licensor and such third parties.

The parties agree that the rights granted to Licensee hereunder, including, without limitation, those rights granted in this Section 7, are rights in “intellectual property” within the scope of Section 101 (or its successors) of the United States Bankruptcy Code (“Bankruptcy Code”). Licensee shall have the rights set forth herein with respect to the Franchise when and as developed or created. In addition, Licensee, as a licensee of intellectual property rights hereunder, shall have and may fully exercise all rights available to a licensee under the Bankruptcy Code, including, without limitation, under Section 365(n) or its successors. In the event of a case under the Bankruptcy Code involving Licensor, Licensee shall have the right to obtain (and Licensor or any trustee for Licensor or its assets shall, at Licensee’s written request, deliver to Licensee ) a copy of all embodiments (including, without limitation, any work in progress) of any intellectual property rights granted hereunder, including, without limitation, embodiments of the Franchise or any other intellectual property necessary or desirable for Licensee to use or exploit the Franchise or any Licensed Product or to exercise its rights hereunder.

The Licensed Products created by or on behalf of Licensee or its sublicensees shall include a proper trademark and/or copyright notices indicating Licensor’s ownership in the elements and rights licensed to Licensee under this License and contained in any such Licensed Products in a form to be provided by Licensor, provided that the failure to include any such notice shall not be deemed to be a material breach of this License by Licensee where Licensee’s endeavors to promptly and prospectively correct such error.

No later than five (5) days after the Effective Date, Licensor shall deliver or otherwise make available to Licensee all of the items set forth on Exhibit D and Exhibit D1 hereto.

8. Reserved Rights:	Except for the Licensed Products created by or on behalf of Licensee, Licensor hereby reserves the sole and exclusive ownership of the Franchise. Subject to the distribution agreement referenced below in Section 15 and notwithstanding the exclusive license grant described in Section 7, Licensor reserves the exclusive right to continue to distribute during the Term all of the Catalog Titles released prior to the Effective Date. This license is also subject to the existing licenses specified in Exhibit C hereto and to existing licenses relating to the Franchise granted by Licensee or its affiliates (other than Licensor and Licensor’s subsidiaries). All rights not expressly granted in this License are reserved by Licensor. As between Licensor and Licensee, Licensee shall be sole and exclusive owner of the Licensed Products created by or on behalf of Licensee excluding those elements or rights contained therein that are (x) in a Catalog Title and owned by Licensor or a third party or (y) set forth in Exhibit A. Except for Licensee’s ownership of the Licensed Products created by or on behalf of Licensee: (a) nothing contained in this License shall be construed as an assignment or grant to Licensee of any ownership right in or to the Franchise, or any other right, title, or interest in or to the Franchise, except as expressly set forth herein; (b) all uses of the Franchise shall inure to the benefit of Licensor; and (c) Licensee recognizes the value of the good will associated with the Franchise and acknowledges that the Franchise, and all rights therein and the good will pertaining thereto, belong exclusively to Licensor.

9. Wireless Platform	Notwithstanding the license grant described in Section 7 above, Licensee’s right with respect to Licensed Products playable on wireless devices, including, but not limited to, personal digital assistants and mobile, cell and satellite phones (the “Wireless Platform”) is limited, during the two (2) year period following the Effective Date, to the right to sublicense such right to an appropriate and qualified third party wireless game publisher on reasonable market terms. Licensee shall enter into such sublicense and cause the first Wireless Platform Licensed Product to be released in all major markets (i.e., United States and the major countries of the European Union) not later than six months after release of TDU2 (as hereinafter defined). Failure by Licensee to timely satisfy this commitment shall result in a reversion to Licensor of all rights with respect to Licensed Products on the Wireless Platform.

After the expiration of the two year period commencing on the Effective Date, Licensee may, with respect to Licensed Products playable on the Wireless Platform, either sublicense its right to an appropriate and qualified third party wireless game publisher on reasonable market terms and with no obligation as to the markets of release, or publish itself, or together with an appropriate and qualified third party partner, such Licensed Products.

10. Advance Royalty:	Licensee shall pay to Licensor a non-refundable fully recoupable advance against Royalties otherwise payable hereunder in the amount of One Million Dollars (USD) ($1,000,000.00) (the “Advance Royalty”). The Advance Royalty shall be paid to Licensor within 5 (five) business days after signature of this License. The Advance Royalty shall accrue interest at a yearly rate of fifteen percent (15%) throughout the Term (the Advance Royalty, as increased by interest, compounded annually, the “Cumulative Advance Amount”). The Cumulative Advance Amount shall be fully recoupable by Licensee from Royalties earned by and otherwise due to Licensor as per this License. Notwithstanding anything to the contrary set forth herein, the Licensor shall be required to repay any unrecouped portion of the Cumulative Advance Payment as part of the Liquidated Damages (as such term is defined in Section 20).

11. Royalties:	Licensee shall pay Licensor a base royalty rate of 1.8% of Net Revenue actually received by Licensee from the sale of the Licensed Products created by or on behalf of Licensee.

Notwithstanding the foregoing, Licensee shall pay to Licensor, in lieu of the foregoing royalties, a royalty on Net Revenue actually received by Licensee from the exploitation of Licensed Products on the Wireless Platform created by or on behalf of its sublicensees in the amount of ten percent (10%) of Net Revenue.

12. Net Revenue:	All revenue received in connection with Licensed Products created by or on behalf of Licensee or its sublicensees less: (a) Chargebacks (as defined below) incurred by Licensee; (b) freight, taxes, insurance, duties, customs and brokerage fees incurred by Licensee; and (c) in the case of sublicenseing, agency fees, IP registration and protection and enforcement costs. “Chargebacks” are defined as price protections, returns, co-op, MDF and other customary deductions and discounts, taken or granted by Licensee to its customers specifically in connection with Licensed Products created by or on behalf of Licensee or its sublicensees, plus, except with respect to sublicensing revenue, an additional three percent (3%) of gross receipts deducted in order to reflect retailer-level deductions taken for early payment, volume discounts, and similar items, but excluding marketing expenses.

13. Performance Clause:	(A) Release Commitment. Licensee shall develop (and/or have developed) and commercially release (and/or have commercially released) in all major markets (i.e., United States and the major countries of the European Union): (i) one (1) interactive software game based on the Franchise (“TDU2”) for at least one Major Platform (as defined below) and the PC Platform within twenty (20) months of the Effective Date; and (ii) at least one additional interactive software game based on the Franchise (“TDU3”) for at least one Major Platform and the PC Platform within 60 months of the Effective Date. A “Major Platform” shall mean Xbox 360, PS3, Wii, or the successors to any of the foregoing. Each of the two (2) above-mentioned interactive software games satisfying the minimum commitment must be a new stand-alone game and not a port, expansion pack or episodic content.

(B) Distribution Commitment. Licensee shall make and maintain commercially reasonable arrangements for the manufacture, distribution, sale and timely delivery of sufficient quantities of each Licensed Product to distributors and retailers in all major markets (i.e., United States and the major countries of the European Union) to meet the demands of the marketplace, and its obligations to distributors and retailers consistent with commercially sound business practices.

14. Premiums	No license is granted for the manufacture, sale or distribution of Licensed Products whose purpose is to be used exclusively as promotional items, in “advergaming,” or as “Premiums,” meaning any Licensed Products used exclusively for the purposes of increasing the sale of another item; promoting or publicizing any product or service; fundraising or as giveaways to motivate a sales force, merchant, consumer or any other person to perform a specific act; or acting as a tie-in.

15. Distribution of Catalog Titles:	For the duration of the present License, Licensor hereby grants to Licensee the exclusive right to distribute throughout the Territory (excluding the US, Canada, Mexico and their possessions) all the Catalog Titles. The terms and conditions of such distribution by Licensee will be the same as the existing ones in the distribution agreement dated December 16, 1999 between Licensee and Licensor (the “Distribution Agreement”). Nothing in this License shall affect the rights and obligations of Licensor and Licensee under the Distribution Agreement, the terms of which shall remain in full force and effect.

16. Warranties:	Licensor warrants and represents that:

- it has power and authority to enter into this License and that it has not entered and shall not enter into any other agreement that restricts or impairs, or could restrict or impair its ability to carry out in whole or in part the provisions of this License and the rights granted herein;

- it is the sole and unconditional owner of all right, title and interest in and to those elements and rights of the Franchise listed on Exhibit A1;

- except as otherwise expressly set forth on Exhibit A2, it was granted all the exploitation rights necessary to use those elements and rights of the Franchise in the manner in which the Franchise was exploited (other than by Licensee or Eden Studios) immediately prior to the Effective Date and has the authority to make the grant specified in Section 7 hereof;

- except as otherwise expressly set forth on Exhibit A2, it has obtained all the necessary consents to make the grant of rights covered by this License including, without limitation, from any persons performing services or granting rights in connection with the Franchise and that Licensee shall not be responsible for any report, charge, fee, royalty or any other payment to any person or entity in connection with the exploitation of the rights granted hereunder;

- the granting of the rights granted hereunder does not and will not violate or otherwise constitute a material breach of the terms and conditions of any other agreement entered into by Licensor that has not otherwise been waived;

- to Licensor’s Knowledge (as hereinafter defined), other than as set forth on Exhibit A1, there are no current or threatened claims, lawsuits, proceedings and/or other judicial or government actions anywhere in the world concerning the scope, validity, enforceability, ownership, infringement, misappropriation, use or misuse of any of the rights and/or licenses granted to Licensee under this License. “Licensor’s Knowledge” means the actual knowledge of Licensor after reasonable inquiry of the employees of Licensor at the level of vice president or higher, including, without limitation, Licensor’s officers;

- the exercise by Licensee or any of its affiliates, subsidiaries, directors, representatives, employees and agents of the rights granted hereunder does not and shall not infringe, misappropriate or otherwise violate any third party’s intellectual property or proprietary rights;

- it shall not act, nor cause any third party to act, in such manner as to disturb or interrupt, directly or indirectly, the quiet enjoyment by Licensee of the rights granted in this License;

- the information set forth on Exhibit A1 (other than those elements owned or controlled as of the date hereof by Licensee or Eden Studios) and Exhibit C (other than those existing licenses relating to the Franchise granted by Licensee or its affiliates (other than Licensor and Licensor’s subsidiaries)) is complete and accurate in all material respects;

- to Licensor’s Knowledge, the information set forth on Exhibit A2 (other than those elements owned as of the date hereof by Licensee or its affiliates (other than Licensor or Licensor’s subsidiaries)) and Exhibit D1 is complete and accurate in all material respects;

- Licensor has paid all advances, royalties and other sums due to any third party pursuant to any agreement that Licensor is transferring to Licensee in accordance with the above provisions of Section 7;

- it shall indemnify and hold harmless Licensee, its affiliates, subsidiaries, assignees, directors, representatives, employees and agents, from and against any claim(s) of any third party whatsoever arising from a breach or alleged breach of any of Licensor’s representations or warranties hereunder; and

- it shall, at its own expense, proceed with the filings with the appropriate governmental bodies and bear the costs of registration and renewals of protection of the trademarks and copyrights included in the Franchise in such territories where any such trademarks and copyrights are registered (or where an application has been filed for such trademarks and copyrights) by Licensor as of the Effective Date.

Licensee represents and warrants that:

- it has power and authority to enter into this License and that it has not entered and shall not enter into any other agreement that restricts or impairs, or could restrict or impair its ability to carry out in whole or in part the provisions of this License and the rights granted herein;

- it shall not infringe or misappropriate Licensor’s intellectual property or proprietary rights in the Franchise or knowingly aid or abet anyone else in doing so;

- it shall defend, indemnify and hold harmless Licensor, its affiliates, subsidiaries, assignees, directors, representatives, employees and agents, from and against any claim(s) of any third party whatsoever arising from (i) a breach or alleged breach of any of Licensee’s representations or warranties hereunder; or (ii) infringement of such third-party’s intellectual property rights arising from any Licensed Product created by or on behalf of Licensee or any advertising or promotional materials used by Licensee in connection therewith (except to the extent that such infringement arises from any of those elements or rights of the Franchise listed on Exhibit A1 or any part of any such elements); or (iii) failure by Licensee to comply with any applicable law or regulation in the exercise by Licensee of the rights granted hereunder.

The representations and warranties of Licensor and Licensee shall survive any termination or expiration of this License.

17. Reporting; Reserve, Payment:	Licensee shall provide a detailed statement of royalties and shall pay to Licensor all Royalties due within forty-five (45) days after the end of each calendar quarter during the Term. Licensee may establish a Reserve Basket but in no event shall the Reserve Basket exceed Twenty five Percent (25%) of the Royalty otherwise due to Licensor during each calendar quarter. Reserves shall be withheld every quarter and liquidated within the next 2 (two) subsequent calendar quarters. Licensor shall upon reasonable notice to Licensee, and in any event not less than thirty (30) days notice, have all customary audit rights, including, but not limited to, the right to access all records relating to the calculation of Royalties hereunder, at Licensee’s headquarters at any reasonable time during or within two years of the conclusion of the Term.

18. Governing law and venue:	Any controversy of claim arising out of or relating to the construction or applications of any term, provision, or condition of this License shall comply with and be governed in accordance with the laws of the state of New York as applicable to contracts made and performed entirely within the state of New York and shall be settled by final and binding arbitration, in New York, New York, under the Commercial Arbitration Rules of the American Arbitration Association. The number of arbitrators shall be one. The cost of arbitration shall be borne by the losing party or in such proportion as the arbitrator shall decide. Judgment on the award rendered by the arbitrator may be entered in any court in the world having jurisdiction.

19. Confidentiality:	Each party acknowledges that Confidential Information (as defined below) may be disclosed to the other party during the course of this License. Each party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of the License, and for a period of three years following expiration or termination of the License, to prevent the duplication or disclosure of Confidential Information of the other party, other than by or to its employees or agents who must have access to such Confidential Information to perform such party’s obligations hereunder and/or to exploit such party’s rights granted to it hereunder, who will each agree to comply with this section.

“Confidential Information” means any information relating to or disclosed in the course of negotiating and implementing the License, which is, or should be reasonably understood to be, confidential or proprietary to the disclosing party, including, but not limited to, the content of negotiations between the parties, the material terms of the License, information about source code, product designs, sales, cost and other unpublished financial information, product and business plans, projections and marketing data. “Confidential Information”

shall not include information (a) already lawfully known to or independently developed by the receiving party, (b) disclosed in published materials, (c) generally known to the public, (d) lawfully obtained from any third party not bound by a confidentiality obligation to the disclosing party or (e) required or reasonably advised to be disclosed by law.

20. License Termination:	In the event that Licensee (i) fails to timely satisfy the release commitments set forth in Section 13(A) of this License; or (ii) fails to make timely payment of the Advance Royalty to Licensor as set forth in Section 10 of this License; or (iii) fails to pay Royalties to Licensor on a timely basis as set forth in Section 17 of this License; and any such breach set forth in the immediately preceding clauses (i), (ii) and/or (iii) is not cured within thirty (30) days of the receipt by Licensee of written notice thereof, then the Licensor shall have the right to terminate this License, in whole or in part, immediately upon a second written notice to the Licensee, in addition to any other rights or remedies Licensor may have. In the event that Licensor materially breaches this License, and such breach is not cured within thirty (30) days of the receipt by Licensor of written notice thereof, then Licensee shall have the right to terminate this License, in whole or in part, immediately upon a second written notice to Licensor, in addition to any other rights or remedies Licensee may have.

Upon Licensee’s termination of the License in accordance with the immediately preceding paragraph, or in the event Licensee loses the benefit of the license granted hereunder or such license is otherwise terminated for any reason other than for the reasons in clauses (i), (ii) and/or (iii) set forth in the immediately preceding paragraph, the Licensor and Licensee agree to the following liquidated damages which Licensor shall pay to Licensee. The liquidated damages will be the sum of (a) the Cumulative Advance Amount then outstanding which has not been recouped by Licensee in accordance with Section 10, (b) all costs and expenses incurred by Licensee, including, but not limited to, research and development costs, in connection with the development of TDU2 and TDU3 which has not been amortized by Licensee, and (c) any indemnity which Licensee shall be entitled to under Section 16 (collectively, the “Liquidated Damages”). Licensee and Licensor acknowledge that the Liquidated Damages are reasonable under the circumstances existing on the Effective Date and reasonably approximate the amount of damages that would be sustained by Licensee as a consequence of Licensor’s material breach of this License and that it is impracticable or extremely difficult to determine the actual damages that would be sustained by Licensee as a result of Licensor’s material breach. The Liquidated Damage amounts provided for herein are not intended to constitute a forfeiture or penalty, but are instead intended to reflect Licensor’s and Licensee’s best estimate of Licensee’s actual damages.

The terms and conditions of the following Sections will survive Licensor’s termination of this License or the rejection of the License in a Licensor bankruptcy case under the Bankruptcy Code:
Sections 16, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29 and 30. In addition, the termination or expiration of this Agreement shall not relieve either party of any liability that accrued prior to such termination or expiration.

21. Grant of Security Interest:	As security for the payment and performance of Licensor’s obligations under the License, including, but not limited to, the payment of the Liquidated Damages (collectively, the “Licensor Obligations”), Licensor has granted Licensee a second priority security interest in accordance with the terms and conditions of the Trademark License of Test Drive Franchise between Licensor and Licensee of even date herewith.

22. Limitation of Liability:	EXCEPT TO THE EXTENT (i) THAT A PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY FOR THIRD PARTY CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT OR MISAPPROPRIATION, OR (ii) LICENSOR IS OBLIGATED FOR LIQUIDATED DAMAGES (AS SUCH TERM IS DEFINED IN SECTION 20), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL, SPECIAL OR CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, OR FOR THE LOSS OF ANTICIPATED PROFITS, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE.

23. Entire Agreement:	This License constitutes the entire agreement between the parties with respect to the subject matter hereof. Any modification of this License must be in writing and signed by both parties hereto.

24. Assignment & Sublicensing:	Licensee shall not assign any or all of the rights granted hereunder without the written approval of Licensor (which approval Licensor shall not unreasonably withhold, delay or condition), except that Licensee may, upon written notice to Licensor, assign or sublicense its rights and duties under this Agreement to any corporate entity that controls, is controlled by or is under the common control of Licensee. Except as set forth above, Licensee shall not have the right to sublicense all or any of the rights granted hereunder without the written approval of Licensor (which approval Licensor shall not unreasonably withhold, delay or condition), except that (a) Licensee shall have the right to sublicense the right to publish and distribute the Licensed Products on the Wireless Platform as set forth in Section 9 and (b) Licensee may grant third parties the right to exercise the rights granted to Licensee hereunder for the development, manufacturing, distribution, publishing, advertising, marketing and/or sale of the Licensed Products; provided, however, if any such grant constitutes a de facto assignment, Licensee must obtain Licensor’s approval of such grant in accordance with the foregoing provisions of this Section; provided further that Licensee shall not grant any sublicenses to any third party to develop Licensed Products based on the Franchise for such third party’s benefit as publisher; and provided further that Licensee shall not be relieved of its responsibility hereunder and any such third party shall be bound by the terms of this License in performing its obligations. Any assignment or sublicense by Licensee hereunder shall not relieve Licensee of its obligations to Licensor. This License shall be binding upon and shall inure to the benefit of the respective successors and assigns of each party.

25. Binding Agreement:	The present License is intended to create a legally binding relationship between the parties.

26. Interpretation:	Section headings are included in this License solely for convenience and are not intended to affect interpretation of any provision of this License.

27. Waiver, Remedies:	No waiver by any party of any term or condition of this License shall be construed to be a waiver of such term or condition in the future, or of any preceding or subsequent breach of the same or any other term or condition of this License or any other agreement, nor shall any such waiver be binding unless written. All remedies, rights, undertakings, obligations and agreements contained in this License shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any party to this License.

28. Severability:	Any provision of this License that is found by a court of competent jurisdiction to be void, invalid or unenforceable shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law, and such finding and curtailment shall not affect the validity or enforceability of any other provision of this License.

29. Revival and Reinstatement of the Licensor Obligations:	If the incurrence or payment of Licensor Obligations by the Licensor or the transfer to the Licensee of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Licensee is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Licensee is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Licensee related thereto, the liability of the Licensor and the grant of security under the Trademark License of Test Drive Franchise between Licensor and Licensee of even date herewith, automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

30. Notices:	All notices, statements and other documents, and all approvals or consents that any party is required or desires to give to any other party, shall be given in writing and shall be served in person, by express mail, by certified mail, by overnight delivery, or by facsimile at the respective addresses set forth below, or at such other addresses as may be designated by such party.

If to Licensor

Atari, Inc.
417 Fifth Avenue
New York, New York 10016
Attention: Legal Affairs
Fax: 212.726.4214

With a copy to:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
Attention: Thomas C. Janson

Facsimile: (212) 530-5219

If to Licensee

Infogrames Entertainment SA
1 Place Verrazzano
69252 Lyon Cedex 09
France
Attention: Legal Affairs

Fax: +33 (0)4 37 64 30 95

With a copies to:

VEIL JOURDE
38, Rue de Lisbonne
75008 Paris
France
Attention: Emmanuel Rosenfeld

Fax: +33 (0)1 53 53 94 94

and

Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104-0050
United States
Attention: Michael B. Miller

Fax: (212) 468-7900

Delivery shall be deemed conclusively made (i) at the time of service, if personally served, (ii) five days after deposit in the United States mail, properly addressed and postage prepaid, if delivered by express mail or certified mail, (iii) upon confirmation of delivery by the private overnight deliverer, if served by overnight delivery, and (iv) at the time of electronic transmission (with successful transmission confirmation), provided a copy is mailed within 24 hours after such transmission.
[The Next Page Is The Signature Page]

AGREED TO AND ACCEPTED:

ATARI, INC.		INFOGRAMES ENTERTAINMENT S.A.

By:	/s/ Curtis G. Solsvig	By:	/s/ Patrick Leleu

Name:		Name:	Leleu Patrick

Title:		Title:	CEO